EXECUTION COPY



                         VOTING AGREEMENT

          THIS VOTING AGREEMENT (this "Agreement"), dated as of August 9, 1999, is made by and among CHARLES R. HARRISON, an individual, HERMAN J. ZUECK, an individual, and BRUCE E. HALL, an individual (collectively, the "Significant Stockholders"), BRUCE
E. HALL, as trustee of the Colleen M. Thompson Irrevocable Trust, dated June 7, 1999 (the "Thompson Trustee"), and BRUCE E. HALL, as trustee of the Andrea M. Harrison, dated June 7, 1999 Irrevocable Trust (the "Harrison Trustee") (the Thompson Trustee and the Harrison Trustee are collectively referred to herein as the "Trustees"), and GOLD BANC CORPORATION, INC., a Kansas corporation ("Gold Banc").

RECITALS

          A. Gold Banc, Gold Banc Acquisition Corporation VIII, Inc., a Kansas corporation ("Acquisition Subsidiary"), Union Bankshares, Ltd., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Reorganization, dated the date hereof (the "Merger Agreement"), which provides, among other things, that Acquisition Subsidiary will merge into the Company (the "Merger"). Capitalized terms used herein that are not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement.

          B. As a condition to Gold Banc entering into the Merger Agreement, Gold Banc has required that the Significant Stockholders and the Trustees agree, and in order to induce Gold Banc to enter into the Merger Agreement, the Significant Stockholders and the Trustees have agreed, to enter into this Agreement with respect to all the shares of Company Common Stock now owned or which may hereafter be acquired by the Significant Stockholders and the Trustees (the "Controlled Shares").

                            AGREEMENT

          ACCORDINGLY, in consideration of the premises, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Voting Agreement. The Significant Stockholders and the Trustees hereby agree that during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, the Significant Stockholders and the Trustees shall vote their Controlled Shares: (a) in favor of the Merger, the Merger Agreement (as amended from time to time) and the transactions contemplated by the Merger Agreement, and (b) against any competing Acquisition Proposal, or any other action or agreement that would result in a breach of any representation, warranty, covenant or agreement of the Company set forth in the Merger Agreement, or which could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled.

     2.   Representations and Warranties.  The Significant
Stockholders and the Trustees hereby represent and warrant to Gold Banc as follows:

          (a) Authority. The Significant Stockholders and the Trustees have all necessary power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Significant Stockholders and the Trustees and constitutes the legal, valid and binding obligation of the Significant Stockholders and the Trustees, enforceable against the Significant Stockholders and the Trustees in accordance with its terms.

          (b) No Conflict. The execution and delivery of this Agreement by the Significant Stockholders and the Trustees does not, and the performance of this Agreement by the Significant Stockholders and the Trustees will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or other organizational documents of the Company or any Subsidiary, (ii) conflict with or violate any Law applicable to the Significant Stockholders or the Trustees or to which the Controlled Shares are subject, (iii) conflict with, violate or result in any breach of or constitute a default (or an event that which notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Controlled Shares, pursuant to any Contract or Lien or other instrument or obligation to which the Significant Stockholders or the Trustees are parties, or to which the Significant Stockholders or the Trustees or the Controlled Shares are subject or (iv) conflict with or violate the terms of the trust instruments to which the Trustees are subject.

          (c) No Consents. The execution and delivery of this Agreement by the Significant Stockholders and the Trustees does not, and the performance of this Agreement by the Significant Stockholders and the Trustees will not, require the Consent of any Person, including any Government Entity.

     3. Title to the Controlled Shares. As of the date hereof, the Significant Stockholders are the record and beneficial owners of 737,658 shares of Company Common Stock. Such shares are all the Company Common Stock owned, either of record or beneficially, by the Significant Stockholders. The Thompson Trustee is the record owner and has the power to vote 50,000 shares of Company Common Stock. Such shares are all of the Company Common Stock owned of record by the Thompson Trustee. The Harrison Trustee is the record owner and has the power to vote 50,000 shares of Company Common Stock. Such shares are all of the Company Common Stock owned of record by the Harrison Trustee. The Controlled Shares are owned free and clear of all Liens, rights of first refusal, limitations on the Significant Stockholders' or the Trustees' voting rights, and other encumbrances of any nature whatsoever. The Significant Stockholders and the Trustees have not appointed or granted any proxies, which appointments or grants are still effective, with respect to the Controlled
Shares.

     4.   Covenants.  The Significant Stockholders and the
Trustees covenant and agree as follows:

          (a)  No Inconsistent Agreements.  Except as
contemplated by this Agreement and the Merger Agreement, the Significant Stockholders and the Trustees will not enter into any voting agreement or grant any proxy or power of attorney with respect to the Controlled Shares that are inconsistent with this Agreement.

          (b) No Transfer of Stock. The Significant Stockholders and the Trustees will not, without the prior written consent of Gold Banc, offer for sale, sell, transfer, tender, pledge, encumber, assign, hypothecate, cause to be redeemed or purchased or otherwise transfer or dispose of, directly or indirectly, record or beneficial ownership of any of the Controlled Shares.

          (c) No Exercise of Options. The Significant Stockholders and the Trustees will not, without the prior written consent of Gold Banc, exercise, sell or transfer any option or contract to purchase, purchase any option to sell, grant any option right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, record or beneficial ownership of any option or warrant to purchase, or acquire, any Company Common Stock or any securities convertible into any Company Common Stock.

     5.   Miscellaneous.

          (a)  Termination. This Agreement shall terminate upon
(i) the Effective Time of the Merger or (ii) termination of the Merger Agreement pursuant to Section 11.1.

          (b) Specific Performance. The parties hereto agree that irreparable damage would occur in the event a provision of this Agreement is not performed in accordance with the terms hereof and that Gold Banc shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

          (c) Entire Agreement. This Agreement and the Merger Agreement constitute the entire Agreement between Gold Banc, the Significant Stockholders and the Trustees with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral between Gold Banc, the Significant Stockholders and the Trustees with respect to the subject matter hereof.

          (d) Amendment. The Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          (e) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not effected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

          (f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.



                                   /s/ Charles R. Harrison
                                   Charles R. Harrison



                                   /s/ Herman J. Zueck
                                   Herman J. Zueck



                                   /s/ Bruce E. Hall
                                   Bruce E. Hall



                                   /s/ Bruce E. Hall
                                   Bruce E. Hall, trustee of the
                                   Colleen M. Thompson trust,
                                   dated June 7, 1999



                                   /s/ Bruce E. Hall
                                   Bruce E. Hall, trustee of the
                                   Andrea M. Harrison trust,
                                   dated June 7, 1999


                                   GOLD BANC CORPORATION, INC.



                                   By: /s/ Keith E. Bouchey
                                     Name: Keith E. Bouchey
                                     Title: EVP - Mergers & Acquisitions